Exhibit 15

September 26, 2007

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We are aware that our report dated May 8, 2007 on our review of interim financial information of Alcoa Inc. and its subsidiaries (the “Company”) for the three-month period ended March 31, 2007 and 2006 and our report dated July 26, 2007 on our review of interim financial information of the Company for the three-month and six-month periods ended June 30, 2007 and June 30, 2006 and included in the Company’s quarterly report on Form 10-Q for the quarters ended March 31, 2007 and June 30, 2007 are incorporated by reference in this Registration Statement on Form S-8 dated September 26, 2007.

Very truly yours,

/s/ PricewaterhouseCoopers LLP

Pittsburgh, Pennsylvania